Exhibit 99.(a)(5)(i)

Atlantic Power Corporation Announces Substantial Issuer Bid
for up to US$25 Million of its Common Shares

DEDHAM, Mass., March 25, 2020 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced today that it has commenced a substantial issuer bid (the “Offer”) to purchase from the holders of the common shares of the Company (together with the purchase rights associated with such common shares, the “Common Shares”) up to US$25 million of the Common Shares. The Offer is for up to 12,820,512 Common Shares, or approximately 12% of the Company’s total issued and outstanding Common Shares, if the purchase price is determined to be US$1.95 (which is the minimum price per Common Share under the Offer).

Background and Rationale for the Offer

Since 2015, the Company has utilized a series of normal course issuer bids to repurchase its securities, when doing so has been accretive to management’s estimates of intrinsic value per share. During that period, the Company has strengthened its financial position, reducing debt, interest payments and overhead costs. With operating cash flow well supported by power purchase agreements that have an average remaining life of six years and significant cash on its balance sheet, the Company has used discretionary cash to fund acquisitions and repurchase its securities.

The Company believes that the recent trading level of its Common Shares reflects a price that is below management’s estimates of intrinsic value per Common Share and thus has determined that an acceleration and expansion of Common Share repurchases is in the best interests of the Company. The board of directors (the “Board”), therefore, has approved the Offer. The Offer provides liquidity to those shareholders that sell under the Offer while increasing the relative ownership of remaining shareholders. The Board, together with management, will continue to review various options for the allocation of capital including, but not limited to, repurchases of the Company’s securities (in accordance with applicable laws).

Details of the Offer

The Offer will proceed by way of a “modified Dutch auction”. Holders of Common Shares (“Shareholders”) wishing to tender to the Offer are entitled to do so pursuant to: (i) auction tenders in which they specify the number of Common Shares being tendered at a price of not less than US$1.95 and not more than US$2.20 per Common Share in increments of US$0.05 per Common Share, or (ii) purchase price tenders in which they do not specify a price per Common Share, but rather agree to have a specified number of Common Shares purchased at the purchase price to be determined by auction tenders.

The purchase price to be paid by the Company for each validly deposited Common Share will be based on the number of Common Shares validly deposited pursuant to auction tenders and purchase price tenders, and the prices specified by Shareholders making auction tenders. The purchase price will be the lowest price which enables the Company to purchase Common Shares up to the maximum amount available for auction tenders and purchase price tenders, determined in accordance with the terms of the Offer. Common Shares deposited at or below the final determined purchase price will be purchased at such purchase price. Common Shares that are not taken up in connection with the Offer, including Common Shares deposited pursuant to auction tenders at prices above the purchase price, will be returned to the Shareholders.

If the aggregate purchase price for Common Shares validly tendered pursuant to auction tenders and purchase price tenders is greater than the amount available for auction tenders and purchase price tenders, Atlantic Power will purchase Common Shares from Shareholders who made purchase price tenders or tendered at or below the finally determined purchase price on a pro rata basis, except that “odd lot” holders (holders of less than 100 Common Shares) will not be subject to proration.

The Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “ATP” and on the New York Stock Exchange (the “NYSE”) under the symbol “AT”. On March 25, 2020, the last full trading day prior to the announcement by the Company of the commencement of the Offer, the closing price per Common Share on the TSX and NYSE was Cdn$2.83 and US$2.00, respectively. As of March 25, 2020, there were 105,502,338 Common Shares issued and outstanding.

The Company will fund any purchases of Common Shares pursuant to the Offer from available cash on hand. All Common Shares purchased by the Company under the Offer will be cancelled.

The Offer is not conditional upon any minimum number of Common Shares being deposited, but is subject to various other conditions as detailed in the formal offer to purchase, issuer bid circular and the related letter of transmittal and notice of guaranteed delivery, containing the terms and conditions of the Offer and instructions for depositing the Common Shares (the “Offer Documents”). The Offer Documents are being mailed to registered Shareholders and filed with the applicable securities regulators and available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The Offer will expire at 5:00 pm (Toronto time) on April 30, 2020 (the “Expiration Date”), unless extended, varied or withdrawn by the Company.

In accordance with applicable Canadian and U.S. securities laws, the Company has suspended purchases of its Common Shares and convertible debentures pursuant to its current normal course issuer bid (“NCIB”) commenced on December 31, 2019 until after the Expiration Date or date of termination of the Offer. During the twelve months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 4,780,026 Common Shares under its NCIBs.

RBC Dominion Securities Inc. (“RBC”) is acting as dealer manager and financial advisor to the Company in connection with the Offer.

None of Atlantic Power, its directors, RBC, or Computershare Trust Company of Canada, the depositary for the Offer, or any of their respective affiliates, makes any recommendation to any Shareholders as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if so, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer Documents, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares in the Offer. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares in the Offer.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long term power purchase agreements that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “plans”, “expects”, “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, “believes”, “outlook”, “objective”, or “continue”, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the expiration of the Offer;

•                  the terms and conditions of the Offer;

•                  the aggregate amount of Common Shares to be purchased for cancellation under the Offer; and

•                  the Company’s objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the novel coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and financial markets and any resulting impact on the satisfaction of the conditions of the Offer such that the Company may not be required to purchase the Common Shares and/or may terminate the Offer. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

For the avoidance of doubt, the above-mentioned Uniform Resource Locators (“URLs”) given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into this news release nor should the contents of such web sites be deemed to be incorporated into this news release.

Important Additional Information and Where to Find It

This communication does not constitute an offer to buy or the solicitation of an offer to sell any securities. In connection with the proposed transaction, Atlantic Power is filing with the SEC a Tender Offer Statement under Section 13(e)(4) of the Securities Exchange Act of 1934, as amended (the “Tender

Offer Statement”). This communication is not intended to be, and is not, a substitute for such filings or any other document that Atlantic Power may file with the SEC in connection with the Offer. Investors and security holders are urged to read the Tender Offer Statement and its exhibits regarding the proposed transaction, because it contains important information that you should consider before making any decision regarding the Offer. You may obtain a free copy of the Tender Offer Statement and its exhibits and other related documents filed by Atlantic Power with the SEC at the SEC’s website at www.sec.gov or from Atlantic Power’s website at www.atlanticpower.com.